Press Release #201441	FOR IMMEDIATE RELEASE	September 18, 2014

World of Marihuana Joint Venture Update

VANCOUVER, BC – September 18, 2014 - Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces the following with respect to it’s Joint Venture partner World of Marihuana (WOM).

We have provided notice to WOM alleging default under the terms of the WOM Agreement for, among other things, their failure to provide financial information in regards to the funding, expenses and operation of the Joint Venture. WOM has provided notice in response disputing their default, and we are currently in correspondence on the terms of the WOM Agreement that are in issue with their attorneys.

Further information will be released when available.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call
Ken Faulkner, Business and Institutional Development: (250) 765-3630
Clark Kent, Media Inquiries: (647) 519-2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning the WOM Agreement with WOM and the status of such Agreement, as well as expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release